CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

October 28, 2014

4:30 p.m. ET

Operator:	Good afternoon. My name is Cathy and I will be your conference operator today. At this time, I would like to welcome everyone to this CPS Technologies Corporation third Quarter Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remark, there will be a questions and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press pound key. Thank you.

Mr. Norwood, you may begin your conference.

Ralph Norwood: Thank you, operator. Good afternoon. Before we begin the business portion of the call, I would like to point out to all of you that the statements in this conference call, that are not strictly historical, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and should be considered as subject to the many uncertainties that exist in CPS' operations and environment.

These uncertainties include economic conditions, market demands and competitive factors. Such factors could cause actual results to differ materially from those and any forward-looking statements.

Now, I would like to turn the call over to Grant to offer his perspective on the 3rd quarter.

Grant Bennett: Thank you Ralph. Welcome to each of you. We're pleased to report a very strong quarter, particularly in terms of revenues. In fact, revenues in the quarter just ended are the highest in our history and the represent a good bounce back from the lower revenues in the second quarter.

I do want to reiterate that there is inherent volatility in our business as a result, of programs beginning and ending, seasonality in some product lines and variations in the manufacturing schedules of our customers.

We believe it is much more appropriate to take a longer-term view than read too much into any single quarter. In the spirit of a longer-term view, may I comment on three developments in the quarter just ended, which will have, we believe, a long-term impact on the Company. Two of these developments relate to demand and revenue and one relates to our board of directors.

First, we've mentioned in previous calls that we've been shipping prototypes and qualification components and samples into the oil and gas services industry. We mentioned last quarter that we had begun manufacturing scale up. Our primary products in this area are sealers in the form of balls or spheres used for temporarily sealing off lower zones in a wellbore from the flow of liquid injected into the well in hydraulic fracturing or fracking.

I'm pleased to report that in the 3rd quarter, revenues from this product line grew to just over $500,000. We're still in a scale up mode and there will certainly be volatility in the oil and gas industry. But nonetheless, we are indeed off and running in a product line that will generate revenues, meaningful revenues, for we believe many years to come.

The second development is on October 15th we issued a press release relating to a contract we've signed with Raytheon for high performance baseplates used in the Air and Missile Defense Radar Program of the U.S. Navy. This program is known by its initials AMDR.

The AMDR is an active electronically scanned array, Air and Missile Defense Radar under development for the Navy. It will provide integrated air and missile defense and even periscope detection, initially for the Flight III Arleigh Burke class destroyers. The order that we announced related to the engineering and manufacturing development phase of the program.

There, of course, is no guarantee, but we're very confident that we will receive production orders as this overall program goes into production phase. The initial installation on ships in scheduled to begin in 2016, meaning demand for production quantities for our components will begin approximately a year from now in the third or fourth quarter of 2015.

Once in production, our initial estimates indicate revenue from this program over the initial four or five years of production, will be approximately $17 million. We anticipate that the AMDR will be used in many different applications over a very long period of time and won't be limited to this initial phase of production that we just described.

As we indicated, the order that we have received is for the engineering and manufacturing development phase, approximately $600,000 worth of demand. About half of that order has been shipped and the remainder of it will be shipped in the fourth quarter.

These two programs are, we believe, illustrative of the growth potential of the Company. In both cases, we begin initial work over three years ago and we're now starting to see the fruits of those efforts.

Since our last call, I've been joining our sales personnel in China, in Japan and in Europe, in addition to visiting customers here in the U.S. We're continuing to strengthen our sales marketing efforts, particularly, through bringing on board new commissioned sales representatives and providing greater training and support. There are additional programs, analogous to those I described, in our pipelines.

The third item, yesterday we announced that Thomas Culligan was elected to our Board of Directors. Tom recently retired as the CEO of Raytheon International Incorporated and concurrently, the Senior Vice President, responsible for strategy for the Raytheon Company.

Previously he served in senior management positions at Honeywell, Allied Signal and McDonnell Douglas. Tom brings deep experience in selling and marketing into the electronics and aerospace industries worldwide.

He also brings deep experience in strategy formulation in managing in a high-tech environment. We believe his interest in joining CPS is in it of itself a strong signal of the future potential of CPS.

Let me pause now and turn the call back over to Ralph for a review of the results of the quarter.

Ralph Norwood: Thank you Grant. Revenues for the quarter totaled $6.1 million. This was a two percent increase over the third quarter last year, which at the time was an all time record both in revenues and profits.

Gross margin decreased 22 percent of revenue compared with 29 percent in the third quarter a year ago. There were several factors, which contributed to this lower gross margin percentage. Nearly half of the difference of seven percent was due to higher labor and material cost.

Our manufacturing process is complex one. We have product mix issues and it just so happened last year, we had a particularly and usually good quarter and this year it didn't break quite as well and we operated somewhat below our standards.

In addition, we also were affected by unfavorable product mix, where we sold a greater portion of lower margin products. And we also, lost little over a half a percent due to small changes in pricing versus last year.

Selling general and administrative expenses in the quarter declined four percent from a year ago. This reflects lower sales commissions as even though, our revenues were about the same, we sold fewer products this year, which carried a commission. We also had less spending in legal fees and lower accruals for bonuses.

As a result, of these factors we generated an operating profit for the quarter of $322,000 or five percent of sales. This was down from the record operating profit last year, we earned in the third quarter of $659,000.

Now, turning to the balance sheet, we ended the quarter with $1.1 million of cash, no bank borrowings and we were almost completely free of the balances we owed on capital leases. That will go to zero in the fourth quarter.

Our receivables totaled $4.6 million at the end of September, representing day sales outstanding of 68 days, which is in line with historic ratios. Our inventories came down a bit to $2.6 million and a good way to look at the inventories is our turnover, which exceeded seven times over the last four quarters. This is enviable ratio for most manufacturing companies.

Capital expenditures totaled a $105,000 in the quarter, somewhat below depreciation. And finally, on the asset side, you'll see $2.3 million of differed taxes, as an asset. And as I've mentioned the past, this is significant and will shield us from paying taxes over the next $6 million plus of operating income.

Turning to the liability side payables and accruals in total amounted to $3.0 million about 10 percent higher than a year ago; but nonetheless, they are consistent with historic payment terms.

And as I referenced earlier we ended the quarter with no bank debt our capital leases were down to $14,000n and we had an untapped committed line of credit of $2 million with Santander.

Finally, at the end of the quarter, our current ratio was a healthy 3.0, coimpared with 2.5 a year ago, and our debt to equity is a low 0.3. At this point, I'd like to turn the call back to Grant.

Grant Bennett: Thank you, Ralph. I spoke earlier about the longer-term. Let me just comment on the short-term outlook. Again, I reiterate that there is inherent volatility in our quarterly results, and it's much more appropriate in our opinion to take a longer period of time to understand the fundamental trends in the Company.

Our revenues were down a little bit in Q2, up quite strongly in this quarter. And as we look to the fourth quarter, we do have some indications, especially, from our European customers, that shipments will be closer to the level they were a year ago in the fourth quarter then they were in the most recent quarter, namely the third quarter.

If you read the newspaper, Europe continues to struggle with growth and that's the feedback that our European customers are giving us in the very short-term. That being said and for the reasons I outlined earlier, we are more optimistic than ever as we look into 2015.

The two specific programs I referred to, the oil and gas ball sealers and the Raytheon contract, will add two new long-term and significant revenue streams that will allow us to continue to diversify our product line. And as I indicated, we're continuing to accelerate ourselves in marketing efforts.

Lastly, let me just update you on our listing application with NASDAQ. We now have three independent directors and so the last remaining qualification is for our stock price to close about $3 for five consecutive trading days. Once that occurs we will shortly thereafter be listed on NASDAQ.

At this point, let me turn the call over to the operator, who will queue up any questions you have.

Operator:	At this time, if you would like to ask a question, please press star then the number one on your telephone keypad. We ask that you limit your questions to two. If you have any additional questions, you may reenter the queue by pressing star-one again. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Walter Scheneker with MAZ Partners.

Walter Scheneker: Hi, a couple of questions -- I'll be limited, you can cut me off when you want to. On the oil and gas sealing balls, $500,000, as you understand it and I realized this variability would cover how many wells? Just trying to get a sense of what the market might be.

Grant Bennett: Ralph, do you want to comment on that?

Ralph Norwood: That's a good question Walt and let me just do a calculation..

Walter Scheneker: Because they're not reusable correct? They're consumed each time they are used.

Grant Bennett: Yes, they are consumed. They are consumed.

Ralph Norwood: Let me just say --order of magnitude--50.

Walter Scheneker: OK.

Ralph Norwood: That would be my guess.

Walter Scheneker: And secondly, on Raytheon, moving down the big new things. The order you announced is basically, a development order. The comment, which I was very pleased with is 17 million over five years, of the five years, which is a production order. That is just the for destroyers, correct?

Grant Bennett: That's correct. This radar is a scalable radar, meaning it can be used with a smaller array or can be used with a very extensive array. The Arleigh Burke class of destroyers will be the first of the Navy ships to be equipped with the radar. We have projections regarding the rate at which those ships will be outfitted with the radar.

But everyone we speak to in the community indicates that the radar will be used in many other applications. So, we believe this is a very significant long-term opportunity for us. The component we're making is a very high performance component and the selection by Raytheon and the Navy of this component is a powerful corroboration of the benefits that our technology brings.

Walter Scheneker: OK. And last question and then I'll pass to someone else. Could you just give us any update on what progress we are making in getting some significant business into the Japanese market?

Grant Bennett: Yes. The crisp answer is the clock is ticking. What I mean by that is that process we have initiated to have the patent reexamined and hopefully declared invalid is proceeding. Those proceedings march to their own timetable, but we continue to believe that we'll have resolution by the end of the year.

In the meantime, I was just in Japan and I reaffirmed that there are significant opportunities for us there.

Operator:	Your next question comes from the line of Michael Epstein with Northeast Securities.

Michael Epstein: Grant and Ralph. OK. Nice quarter, but how do we accelerate the growth of the Company and get our sales more recognized by the marketplace. Also, let me thank Mr. Culligan for joining the board. His credentials seem impeccable and I want to thank him for that.

The hybrid auto industry still is a big market. Where is our big potential? And what are we doing to go after it?

Grant Bennett: We are very excited that in virtually all of the segments in which we participate, we see significant growth. The single segment today is the traction baseplate segment. Baseplates used primarily in trains, but as I've indicated before the same modules are used in wind turbines for electricity generation. They're increasingly used in electricity substations, as part of the grid. They're used in high power industrial applications.

I was just in China. I was calling on the large railway manufactures in China. Market researchers indicate that that market is growing a minimum of 15 percent to 20 percent per annum. We certainly want to hold or gain additional market share and ride that growth.

The hybrid automobile industry is also, in absolute terms, a growth industry and I think it's important recognize that we are ambivalent as to whether the car is a hybrid car, a battery powered electric car or a fuel cell electric car. We're ambivalent in the sense that if the car has an electric motor that's used for propulsion, it needs a motor controller and that's where are parts are used.

The industry continues to be one where every manufacturer is still developing custom solutions. So there are few standards and we are one of many solutions, but we remain very positive that for some segments of the market we have the preferred solution.

Lids and heat spreaders is the most volatile part of our business because those products have a shorter lifetime. But nonetheless, the move to higher power integrated circuits bodes well for us. We believe demand for our oil and gas products will continue to grow and although, it is the sealer balls or spheres that account for our revenue today there will be other products in the future.

Our development activities in armor continue to progress and there is certainly great opportunity there.

Michael Epstein: Thank you.

Operator:	Your next question comes from line of David Birnie a private
Investor.

(David Birnie): Good afternoon.

Ralph Norwood: Hi (David),

Grant Bennett: Hi David

(David Birnie): How are you?

Grant Bennett: Very good.

(David Birnie): Good, part of my question was answered, but in regard to this patent issue in Japan, if I remember correctly, in the last conference call, I believe, you mentioned that there was going to be a hearing in September. I believe, that's what you said.

Did that hearing take place? And can you give us any kind of idea, whether you're getting a feedback as far as how the hearing went or anything like that? That's one of my questions and just in follow-up to that, in terms of the Japanese market, assuming that you prevail in this patent suit, how significant do you think that would be in terms of your revenues?

Grant Bennett:: There was a hearing in September. It was a hearing where legal documents were exchanged. It was not one from which we can draw any conclusions. But it simply was a hearing wherein the processes moved forward.

In Japan baseplates for traction applications are viewed by all of our customers as critical components. Therefore our customers would like two suppliers.

We are the primary supplier in Europe and our Japanese competitor is often a second source.

We, at a minimum, have an opportunity to be a second source to all of the Japanese module manufacturers.

We also believe because our product and our process technology generates some benefits compared to the competition, that we have the opportunity in some cases to become the primary source. In total, the Japanese market is approximately the same size as the European market.

(David Birnie): Do you see any kinds of openings here as far as the automobile market in Japan?

Grant Bennett:: We are talking to both tier one suppliers in the Japanese auto industry and we are talking to the automakers themselves. I believe that there are opportunities there.

(David Birnie): And you are still sticking by that you expect a resolution of this by the end of this year?

Grant Bennett: Yes. Let me clarify that CPS is not being sued. Simply, the competition has claimed that our products violate their patent and that has created some concern and anxiety in the marketplace. We believe that those assertions were entirely unfounded. We have concluded the most appropriate way to remove any uncertainty is to have the patent reexamined and we believe that it will be found to be invalid.

Ralph Norwood: David let me just elaborate a bit on what Grant said, as far as Japan and the automotive market. We're speaking to all the large module manufacturers; they make modules for the traction market and for the automotive market. We believe that HEVs, electric vehicles, and fuel cell vehicles, where Toyota is a putting a great emphasis on, will grow as a market share. All of those performed better with an AlSiC Baseplate.

So we see AlSiC as a baseplate increasing market share and surely, they would all want a second source. So, not immediately, but certainly as you look down the road, that should provide large opportunities for us as well.

Operator:	And your next question comes from the line of Fred Milligan with Wunderlich Securities.

Fred Milligan: Hey guys.

Ralph Norwood: Hi Fred,

Fred Milligan: In fracking how many customers do you have?

Grant Bennett:: We are working with one major company, who is a distributor and a manufacturer. We are partnered with Parker Hannifin. They have distribution centers worldwide serving the oil and gas industry. We are essentially the manufacturing partner for them and they in turn really are serving the industry on a worldwide basis.

Ralph Norwood: Fred, as you know, Schlumberger, Halliburton, Baker Hughes and Parker are the four biggies that are selling to the oil drillers.

Fred Milligan: Does Parker Hannifin have an exclusive with you guys?

Grant Bennett: We do have. Yes, I'm not at liberty to go into details on the agreement. But in short, we have an agreement whereby we are working together currently on an exclusive basis.

Ralph Norwood: Which is bounded by time and by type of products. So it's not forever and for all products. But for the time being that's the only company we are working directly with.

Fred Milligan: You did over six million in this quarter and the Raytheon order didn't have any impact on the quarter itself?

Ralph Norwood: No, that's not true. We said the Raytheon AMDR Program will generate $600K this year; about half in Q3 and about half in Q4.

Operator:	Once again, to ask the question please press star, then the number one. The next question comes from (inaudible).

Male:	Good afternoon guys. Nice quarter.

Grant Bennett: Hi.

Male:	Most of my questions were answered, but I had one regarding the Infineon International Rectifier merger and whether or not you thought that would have any effect on your business?

Grant Bennett:: I'm smiling here. The answer is yes, it is positive news for us. We really enjoyed meeting with International Rectifier after their acquisition by Infineon was announced because Infineon gave us permission to describe to International Rectified the products we are providing to Infineon.

Male:	Great, thank you.

Operator:	At this time, there are no questions. I'll turn the call back to the presenters for any closing remarks.

Grant Bennett: Thank you very much for your participation. Our objective in this call was to share a little more specifically some of the long-term growth opportunities that we have. We thank you for your questions on that topic. We look forward to speaking with you again in a quarter. And with that we'll sign off.

Ralph Norwood: Thank you all.

Operator:	Thank you. This concludes today's conference call. You may now disconnect.

END